Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Post-Effective Amendment No. 2 to Form F-1 of XORTX Therapeutics Inc. (the “Company”), of our report dated March 29, 2023, on the consolidated statements of financial position of the Company as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2022, 2021 and 2020, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

August 4, 2023